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                         THE TRUST FOR TRAK INVESTMENTS

                    AMENDMENT NO. 4 TO MASTER TRUST AGREEMENT

                          (Change of Name of Trust from
                        "The Trust for TRAK Investments"
                   to "Consulting Group Capital Market Funds")



         The undersigned, being a Trustee of The Trust for TRAK Investments ("Trust"), does hereby certify that pursuant to Article I, Section 1.1 and
Article VII Section 7.3 of the Trust's Master Trust Agreement dated April 12, 1991, as amended, the following votes were duly adopted by the Board of Trustees of the Trust as a meeting duly held on December 9, 1993:

VOTED:   That the name of the Trust be changed from its current name of
        "The Trust for TRAK Investments" to "Consulting Group Capital
         Markets Funds"; and

FURTHER
VOTED: That the Master Trust Agreement of the Trust be, and it hereby is, amended to effect the above-referenced name change; and


FURTHER
VOTED: That the appropriate officers of the Trust be, and each hereby is, authorized to execute and file with the Secretary of State of the Commonwealth of Massachusetts and the Boston City Clerk an
         Amendment to the Trust's Master Trust Agreement reflecting the foregoing changes, and to execute and file all requisite certificates, documents and instruments and to take such other actions required to cause said amendment to become effective and to pay all requisite fees and expenses incident thereto.


         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 9th day of May, 1994




                                                     --------------------------
                                                     Heath B. McLendon